EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

September 30, 2003

		Page No.
PART I.	FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements:

	Unaudited Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002	1

Unaudited Consolidated Statements of Income for the three and nine months ended September 30, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through September 30, 2002

		2-3

	Unaudited Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2003	4

	Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through September 30, 2003	5

	Notes to Unaudited Consolidated Financial Statements for the three and nine months ended September 30, 2003 and 2002	6-10

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

(Dollars In Thousands)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,635	$16,743
Prepaid expenses and other assets	2,615	2,394
Due from Parent	4,771

Total current assets	18,021	19,137
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	67,457	60,596
Equipment	22,944	19,636
Accumulated depreciation	(17,462)	(13,424)

Total gaming facilities	72,939	66,808
OTHER ASSETS:
Goodwill	15,546	15,611
Construction in progress		2,128
Debt Issue Costs	5,690	6,464
Other assets	303	322

TOTAL	$138,720	$136,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$10,875	$9,736
Due to parent		4,484
Current portion of long-term debt	427	413

Total current liabilities	11,302	14,633
LONG-TERM DEBT AND OTHER LIABILITIES
Long term debt	99,473	95,783
BID bonds payable	4,281	4,499

Total long term debt	103,754	100,282
Total liabilities	115,056	114,915

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	11,396	11,396
Retained earnings	12,268	10,380

Total stockholders’ equity	23,664	21,776

TOTAL	$138,720	$136,691

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Dollars In Thousands)

	Three Months Ended September 30,
	2003	2002
REVENUES:
Casino	$25,577	$25,538
Food and beverage	3,297	2,810
Hotel	420	442
Other	214	166

Total revenues	29,508	28,956
Promotional allowances	(4,929)	(4,236)

Net revenues	24,579	24,720

COSTS AND EXPENSES:
Casino	8,012	8,053
Food and beverage	2,616	2,488
Hotel	215	212
Marketing, general and administrative	7,641	6,989
Depreciation and amortization	1,580	1,578

Total costs and expenses	20,064	19,320

OPERATING INCOME	4,515	5,400
Interest income	1	8
Interest expense	(3,515)	(3,385)

NET INCOME	$1,001	$2,023

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND FOR THE PERIODS FROM JANUARY 1, 2002

THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002 THROUGH SEPTEMBER 30, 2002

(Dollars In Thousands)

	Nine Months Ended September 30, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through September 30, 2002
REVENUES:
Casino	$72,520	$14,523	$60,295
Food and beverage	8,934	1,624	6,519
Hotel	1,064	189	944
Other	629	96	412

Total revenues	83,147	16,432	68,170
Promotional allowances	(14,296)	(2,462)	(9,743)

Net revenues	68,851	13,970	58,427

COSTS AND EXPENSES:
Casino	22,784	4,332	19,030
Food and beverage	7,273	1,512	5,909
Hotel	605	130	495
Marketing, general and administrative	21,452	4,778	16,941
Privatization and other non-recurring costs		3,882
Depreciation and amortization	4,462	2,510	3,730

Total costs and expenses	56,576	17,144	46,105

OPERATING INCOME (LOSS)	12,275	(3,174)	12,322
Interest income	5	13	22
Other Income		119
Interest expense	(10,390)	(2,881)	(8,551)

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	1,890	(5,923)	3,793
MINORITY INTEREST		(126)

NET INCOME (LOSS)	$1,890	$(5,797)	$3,793

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount*
BALANCES, DECEMBER 31, 2002	100	$	$11,396	$10,378	$21,774
Net income				1,890	1,890

BALANCES, SEPTEMBER 30, 2003	100	$	$11,396	$12,268	$23,664

*	The par value amount of Black Hawk Gaming & Development Company, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND FOR THE PERIODS FROM JANUARY 1, 2002

THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002 THROUGH SEPTEMBER 30, 2002

(Dollars In Thousands)

	Nine Months Ended September 30, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through September 30, 2002
OPERATING ACTIVITIES:
Net income (loss)	$1,890	$(5,797)	$3,793
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	4,462	2,510	3,730
(Gain) Loss on sale of assets	(7)	(119)	21
Minority interest		(127)
Deferred Taxes		(75)
Due to/from Parent	(9,255)		(6,671)
Changes in operating assets and liabilities
Accounts receivable	112	1,831
Inventories	(4)	2
Prepaid expenses and other assets	490	(28)
Prepaid expenses and other assets	598	1,805	(1,248)
Accounts payable and accrued expenses	1,139	(1,339)	876

Net cash used in operating activities	(1,173)	(3,142)	501

INVESTING ACTIVITIES:
Proceeds from sale of equipment	43		226
Equipment purchases and additions to gaming facilities	(8,463)	(340)	(1,815)
Proceeds from sale of land		142

Net cash used in investing activities	(8,420)	(198)	(1,589)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility	3,688
Payments on bonds	(203)		(190)
Distributions to minority interest owner			(64)
Exercise of stock options		6

Net cash provided by financing activities	3,485	6	(254)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(6,108)	$(3,334)	$(1,342)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	16,743	15,677	12,343

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,635	$12,343	$11,001

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$12,399	$524	$178
Cash paid for income tax		$470
Non-cash financing		$95,783

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(DOLLARS IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“the Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, 4 table games, two restaurants, four bars and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 877 slot machines, 27 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000. The 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

2. SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at September 30, 2003 and December 31, 2002, and the results of its operations and cash flows for the three months ended September 30, 2003 and for the periods from January 1, 2002 through February 22, 2002 and February 23, 2002 through September 30, 2002. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries Gilpin Ventures, Inc. (“GVI”) and GDW, and its 75% owned subsidiary, Black Hawk/Jacobs Entertainment, LLC. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2002 contained in the JEI Form 10-K filed with the U.S. Securities Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

Recent Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is generally effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003, and the adoption of SFAS No. 149 did not have a material impact on the Company’s financial position or results of operations.

In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003, and the adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. The Company adopted the disclosure requirements effective for the year ended December 31, 2002 and adopted the recognition and measurement provisions on a prospective basis effective January 1, 2003. The adoption of FIN 45 by the Company did not have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”) requiring an enterprise’s consolidated financial statements to include subsidiaries in which the enterprise has a controlling financial interest. Historically, that requirement has been applied to subsidiaries in which an enterprise has a majority voting interest, but in many circumstances the enterprise’s consolidated financial statements do not include the consolidations of variable interest entities with which it has similar relationships but no majority voting interest. Under FIN No. 46, the voting interest approach is not effective in identifying controlling financial interest. The Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon the effective date of FIN 46.

3. BUYOUT OF BLACK HAWK

On February 22, 2002, JEI, an entity formed by Black Hawk’s principal stockholder, Chairman of the Board and Chief Executive Officer, Jeffrey P. Jacobs, completed the acquisition of a 100% interest in Black Hawk, in which prior to the acquisition Jeffrey P. Jacobs owned a minority interest. The accounting treatment for the acquisition is described below.

Diversified Opportunities Group Ltd. (“Diversified”) – Jeffrey P. Jacobs and the Richard E. Jacobs Revocable Trust contributed substantially all of their respective interests in Diversified in exchange for 100% of the common stock of JEI. On the acquisition date, prior to the acquisition of the remaining shares of Black Hawk, Diversified owned approximately 32% of Black Hawk, and a 25% interest in the Lodge, of which Black Hawk owned the remaining 75%.

In addition, on February 22, 2002, JEI acquired the remaining 68% of Black Hawk’s outstanding common stock for approximately $36,980 and assumed and refinanced approximately $59,950 of Black Hawk’s outstanding debt. This transaction was recorded using the purchase method of accounting for business combinations, and the principles of push-down accounting were applied to Black Hawk. The stock and assets of Black Hawk are pledged as collateral for the debt incurred by JEI.

4. PRIVATIZATION AND OTHER NON-RECURRING COSTS

During the nine months ended September 30, 2002, in conjunction with the acquisition described in Note 4, Black Hawk incurred privatization costs of $3,882, consisting primarily of attorney, accounting, and investment banking fees to close the Black Hawk acquisition. In addition, Black Hawk incurred $3,165 in costs related to the purchase of stock options upon consummation of the Black Hawk acquisition.

6. SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of the Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED SEGMENT INFORMATION

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2002		2003	2002
NET REVENUE
Colorado		$19,453		$19,923	$53,856	$58,205
Nevada		5,125		4,796	14,995	14,192

Total net revenue		$24,578		$24,719	$68,851	$72,397

EBITDA (1)
Colorado		$5,411		$6,141	$14,001	$17,246
Nevada		1,470		1,381	4,472	3,923
Net corporate overhead		(786)		(544)	(1,736)	(5,781)

EBITDA		$6,095		$6,978	$16,737	$15,388

Depreciation and amortization
Colorado		$1,253		$1,251	$3,509	$4,941
Nevada		314		315	914	1,273
Net corporate overhead		13		13	38	25

Total depreciation and amortization		$1,580		$1,579	$4,461	$6,239

Interest and Other Income
Colorado		$1		$6	$3	$25
Nevada						2
Net corporate overhead				2	2	128

Interest Income		$1		$8	$5	$155

Interest Expense
Colorado		$2,734		$1,377	$8,047	$5,109
Nevada		781		755	2,342	3,124
Net corporate overhead				1,252		3,201

Interest Expense		$3,515		$3,384	$10,389	$11,434

Minority Interest
Net corporate overhead	$		$		$	$126

Net Income
Colorado		$1,426		$3,519	$2,448	$7,221
Nevada		374		311	1,216	(472)
Net corporate overhead		(799)		(1,807)	(1,772)	(8,753)

Net Income (loss)		$1,001		$2,023	$1,892	$(2,004)

					September 30, 2003	December 31, 2002
Assets:
Colorado					$109,269	$105,304
Nevada					24,049	23,962
Corporate					5,402	7,425

Total Assets					$138,720	$136,691

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as a supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements.